Exhibit 99.1

Brian Smith

ESI

503-672-5760

ESI ANNOUNCES PRELIMINARY THIRD QUARTER FISCAL 2009 RESULTS

PORTLAND, ORE.—January 20, 2009— Electro Scientific Industries, Inc. (NASDAQ:ESIO), a leading provider of world-class photonic and laser microengineering systems, today announced that it saw lower than expected orders and revenues in its third fiscal quarter due to the global economic downturn. “We are seeing extraordinary pressure on our markets as a result of the combination of falling consumer demand for electronics, weak memory prices, and the impact of the global credit crisis on both consumers and our customers,” noted Nick Konidaris, President and Chief Executive Officer of ESI.

As a result, ESI expects revenues for the third quarter of approximately $26 million. Orders for new business were approximately $21 million. During the quarter, backlog was reduced by shipments of approximately $27 million and by an additional $5 million related primarily to orders that have been deferred by customers. Lower expenses partially offset the impact of reduced revenues, resulting in anticipated non-GAAP loss per share of $0.23-$0.24 which excludes non-cash charges for impairment write-downs, stock compensation, and purchase accounting. GAAP loss per share is expected to be $1.10-$1.15 largely due to the impairment of goodwill and deferred tax assets related to the reduction in the market value of the company. Cash and investments are expected to increase by a net $4 million to $165 million.

“Although we are experiencing a very difficult market environment, we are pleased with our ability to continue to lower operating costs and manage working capital to preserve cash,” continued Konidaris. “In addition, we believe that our market position remains strong and that our solid balance sheet will enable us to weather this cycle while making critical investments to drive growth when market conditions improve.”

“Looking forward, we intend to take additional actions this quarter to reduce our cost structure consistent with market conditions,” concluded Konidaris.

The company will give additional information on business conditions, last quarter results, and cost reduction actions at its scheduled third quarter earnings call on January 29, 2009.

About ESI

ESI is a pioneer and leading supplier of world-class production laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device micro-features in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

Forward-Looking Statements

This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, orders, growth, operating expenses, cash and short term investments, loss per share and cost reduction measures. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry, including the impact of the current weakness in the memory market and cautious spending in the broader capital equipment markets we serve - which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that adjustments may be made to our financial results prior to our financial statements being finalized; and the ability of the company to successfully implement cost reduction measures.